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                          August 17, 2022

       Cynthia French
       Chief Financial Officer
       ParkerVision Inc
       4446-1A Hendricks Avenue, Suite 354
       Jacksonville, Florida 32207

                                                        Re: ParkerVision Inc
                                                            Registration
Statement on Form S-1
                                                            Filed August 11,
2022
                                                            File No. 333-266777

       Dear Ms. French:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Gregory
Herbers at 202-551-8028 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing
       cc:                                              Paul Lucido